Exhibit 10.1

EMPLOYMENT AGREEMENT

BY AND BETWEEN UBL INTERACTIVE, INC.

AND DOYAL BRYANT

1.	Definitions.		3
2.	Employment.		9
	2.1.	Reporting Relationship.	9
	2.2.	Board of Directors.	9
	2.3.	Duties and Responsibilities.	9
3.	Conditions of Employment		9
4.	Term Of Employment		9
5.	Compensation		10
	5.1.	Salary.	10
	5.2.	Bonus.	10
	5.3.	Stock Options.	10
	5.4.	Expenses.	11
	5.5.	Fringe Benefits.	11
	5.6.	Executive Benefits and Perquisites.	11
6.	Vacation and Leave.		11
	6.1.	Vacation Accrual.	11
	6.2.	Sick Leave.	11
	6.3.	Holidays.	11
	6.4.	Taxes.	11
7.	Termination.		11
	7.1.	Termination by UBL.	11
	7.2.	Death.	11
	7.3.	Disability.	12
	7.4.	Voluntary Termination.	12
8.	Compensation Following Termination Not Related To A Change In		12
	8.1.	Termination Due To Retirement.	12
	8.2.	Termination For Cause	12
	8.3.	Termination Due To Death	12
	8.4.	Termination Due To Disability	12
	8.5.	Termination Without Cause Or For Good Reason	13
	8.6.	Additional Provisions Related To Termination.	14
	8.7.	Withholding	14
9.	Change of Control or Acquisition		15
	9.1.	Compensation	15
	9.2.	Lump Sum Payment	15
	9.4.	Conditions Precedent	16
10.	Excise Tax Payments		16
11.	Deferred Compensation and Section 409A.		17
12.	Confidential Information		17

13.	Covenants		17
	13.1.	Non-Competition	17
	13.2.	Non-Solicitation	18
	13.3.	Remedies	18
14.	Exclusive Remedy		18
15.	Indemnification		19
16.	Executive’s Freedom to Contract		19
17.	Mediation and Arbitration		19
	17.1.	Mandatory Arbitration	20
	17.2.	Rules for Arbitration	20
	17.3.	Venue and Jurisdiction for Arbitration	20
	17.4.	Choice of Arbitrator	20
	17.5.	Final And Binding Award	20
	17.6.	Exclusive Remedy	21
	17.7.	Enforcement	21
	17.8.	Award	21
18.	Successors; Binding Agreement		21
	18.1.	Successors Bound	21
	18.2.	Assignment Prohibited	22
19.	Fees And Expenses		22
20.	Settlement Of Claims		22
21.	General		22
	21.1.	Entire Agreement	22
	21.2.	Amendment	22
	21.3.	Severability	22
	21.5.	Waiver Of Breach	23
	21.6.	Binding Effect	23
	21.7.	Governing Law	23
	21.8.	Headings	23
	21.9.	Counterparts	23

Employment Agreement

THIS AGREEMENT is entered into effective  January, 1, 2013 , by and between UBL Interactive, Inc. (“UBL” or “We” or “Us”), a Delaware corporation having its principal place of business at 6701 Carmel Road, Suite 202, Charlotte, NC 28226  and Doyal Bryant (“Bryant” or “You”), who resides at 10832 Jordan Rae Lane, Charlotte, NC 28277.

BACKGROUND

A.	UBL is organized and existing under the laws of the State of Delaware.

B.	UBL desires to employ You as its Chief Executive Officer, and You wish to accept such employment under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and other good and valuable consideration, receipt of which is hereby acknowledged, You and UBL agree as follows:

1.	Definitions. The following definitions are used in this Agreement.

1.1.
Accrued Compensation is the sum of all compensation which You have earned or which has accrued to You, but which has not yet been paid as of the Termination Date, including, without limitation, (A) Your base salary, (B) reimbursement for reasonable and necessary expenses which You incurred on behalf of UBL during the period ending on the Termination Date, and (C) accrued vacation pay.  The term Accrued Compensation does not include accrued but unused sick leave, earned pursuant to Section 5.6 below.

1.2.	Affiliate means any other entity directly or indirectly controlling, controlled by or under common control with UBL as of the date of this Agreement, e.g., a subsidiary or parent corporation.

1.3.
Base Amount is Your total annual base salary either (i) immediately prior to any Change in Control or (ii) on the Termination Date, whichever is greater.  The Base Amount includes any amounts of Your base salary that may have been deferred under any qualified and non-qualified employee benefit plans of UBL or any other agreement or arrangement.

1.4.
Beneficial Owner refers to a Person who exercises or has the right to exercise the power to vote common voting shares of UBL or to make investment decisions regarding the same, including the power to dispose of such shares.

1.5.	Beneficial Ownership means ownership by a Beneficial Owner.

1.6.
Bonus Amount is the greater of (A) Your projected bonus, determined by the Company’s Compensation Committee for the then current fiscal year or (B) the average of Your bonus or similar incentive payments paid or payable to you for the last two (2) fiscal years preceding the Termination Date.

1.7.	Cause means with relationship to the termination of Your employment with UBL any of the following:

A.
Breach of Agreement.  You breach a material provision of this Agreement and that breach remains uncured for (i) twenty (20) business days after written notice of the breach is given to You or such longer period as may reasonably be required to remedy the default, provided that You endeavor in good faith to remedy the default; or (ii) You breach a material provision of this Agreement and the breach is incurable.

B.
Criminal conviction.  You are convicted of (or plead nolo contendere to) (i) a felony (other than a traffic violation); (ii) a crime involving fraud, misappropriation, or embezzlement in connection with Your duties as an employee of UBL or its Affiliates or in the course of Your employment with UBL or its Affiliates; or (iii) any other crime which is reasonably likely to lead to negative publicity for or have a negative impact on UBL and its business.

C.
Disclosure of confidential information.  You willfully and wrongfully disclose any trade secret or other confidential or proprietary information of UBL or any of its Affiliates, which has a material adverse impact on the company;

D.
Failure to perform.  You wilfully and continually fail to substantially perform Your duties with UBL (excluding failure resulting from Your incapacity due to any physical or mental illness or injury, regardless of the cause of the illness or injury) for a period of ten (10) or more days after the Board of Directors or its designee has delivered a written notice to You demanding your performance and specifically identifying the manner in which the Board believes You have failed to substantially perform Your duties, unless the Board  or its designee consent to a longer period of time for Your performance; or

E.	Malfeasance or gross misconduct. You engage in willful malfeasance or illegal or gross misconduct which is materially and demonstrably injurious to UBL;

1.8.	Change of Control means

A.
Change in Ownership.  A “change in ownership,” as defined in the Regulations of the Internal Revenue Service (the “Regulations”), 26 C.F.R. § 1.409A-3, occurs when one Person or a group of Persons (a “Group”), acquires ownership of UBL stock, and following the acquisition such Person or Group owns more than fifty percent (50%) of the (i) total fair market value of the stock of UBL or (ii) the total voting power of the stock of UBL.

B.
Change in Effective Control.  A “change in effective control,” as defined in the Regulations, occurs when any one Person or Group (other than UBL, Inc. or Persons acquiring securities through an initial public offering of UBL’s common stock) acquires, or has acquired within the preceding 12-month period, the voting common stock or any other voting securities of UBL (the “Voting Securities”), immediately after which such Person or Group has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of UBL's then outstanding Voting Securities.

C.
Change in the Incumbent Board.  A “change in the incumbent board” constitutes a “change in effective control” as defined in the Regulations, and occurs when a majority of the members of UBL’s Board Of Directors who are members of the Board on the Effective Date (the “Incumbent Board”) is replaced during any 12-month period by directors whose appointment or election is not approved by a majority of the Incumbent Board before the date of the appointment or election of the new members;

D.
Change in the Ownership of UBL’s Assets.  A “change in the ownership of a substantial portion of UBL’s assets,” as defined in the Regulations, occurs when a Person or Group acquires, or has acquired during the preceding 12-month period, from UBL assets that have a total fair market value, without regard to any liabilities associated with the assets, of forty percent (40%) or more of the total fair market value, exclusive of associated liabilities, of all UBL’s assets at the time of the acquisition.  Provided, however, that such a transfer of assets does not constitute a “change in the ownership of a substantial portion of UBL’s assets” if the transfer is made to a subsidiary or other company affiliated with UBL);

E.
Exception.  Notwithstanding the foregoing provisions of this Section, no Change in Control will be deemed to occur solely because (i) a Person acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition by UBL of its own Voting Securities (the “Acquiring Person”); and (ii) the reduction in the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person.  Provided, however, that if, but for the operation of the preceding sentence, a Change in Control would occur as a result of UBL’s acquisition of its Voting Securities, and after such share acquisition by UBL the Acquiring Person becomes the Beneficial Owner of any additional Voting Securities, the acquisition of which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Acquiring Person, then a Change in Control shall be deemed to occur.

1.9.	Code means the Internal Revenue Code of 1986, as amended.

1.10.	Company refers to UBL Interactive, Inc.

1.11.
Disability means a medically determinable physical or mental infirmity or impairment which results in Your inability to substantially perform Your duties with UBL or the duties of any similar position for a period of one hundred eighty (180) consecutive days during any fiscal year; provided, that You have not returned to Your full-time employment prior to the Termination Date stated in the Notice of Termination related to Your Disability.

1.12.	Good Reason means any of the following events or conditions that occur without Your express willing, written consent:

A.	Bankruptcy. The insolvency of UBL or the filing of a petition for bankruptcy by UBL, which petition is not dismissed within sixty (60) days;

B.
Change in status or responsibility.  A change, without your consent, in Your authority, duties, status, or responsibilities which represents a change from Your immediately preceding authority, duties, status or responsibilities.

C.	Illness or disability. Disability of You or serious illness or disability of an immediate family member for a period of at least thirty (30) days that makes it impossible to complete your duties.

D.	Reporting relationship. A requirement that you no longer report to the Board. [need to review in the context of non-CEO, eg., COO, who reports to CEO]

E.
Budget.  A material diminution by UBL and/or its Affiliates in the budget over which You retain authority.  For purposes of this Section (E), a “material diminution” means diminution of more than fifteen percent -s/b 30% or more or any diminution not justified by financial exigency.

F.
Additional duties.  The assignment to You of any additional duties or responsibilities which are inconsistent with Your then current status or responsibilities or which impose an unreasonable burden upon your time and resources;

G.
Material Reduction in Compensation.  A reduction in Your base salary by UBL or any Affiliate of UBL or a reduction in your Bonus Amount or other benefits or perquisites to a level below that in effect at any time previously (unless the reduction is part of a comprehensive reduction in salary applicable to employees of UBL generally and the reduction of Your salary is comparable to the reduction applied to other Senior Executives of UBL);

H.
Relocation.  UBL requires You to be based at any place outside a 50-mile radius from Your current job location or residence without Your written consent, except for travel that is reasonably necessary in connection with UBL's business; [JSP is based in Washington DC.  Resides in Washington DC.  CT is based in Connecticut and resides in NYC/Connecticut.]

I.
Successors.  The failure of UBL to obtain an agreement, reasonably satisfactory to You, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 17 hereof.

J.
Other circumstances. A circumstance or exigency similar to those described in this Section which would lead a reasonable, similar situated chief executive officer to resign; and any other action or inaction by UBL and/or its Affiliates that constitutes a material breach of its obligations under this Agreement.

1.13.	Non Control Acquisition means

A.
Retention of voting power.  A merger, consolidation, or reorganization (the “Reorganization Event”) in which the shareholders who were Beneficial Owners of the Voting Securities of UBL immediately before the Reorganization Event own, directly or indirectly, at least sixty-five percent (65%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from the Reorganization Event (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the Reorganization Event; and

B.
Board composition.  The individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Reorganization Event constitute at least a majority of the members of the Board Of Directors of the surviving corporation;

1.14.
Notice of Termination means a written notice to You from UBL advising You of the termination of Your employment which specifies the termination provision(s) in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances upon which UBL bases its termination of Your employment under the cited provisions of this Agreement.

1.15.	Person means a natural person, company, government, or political subdivision, agency, or instrumentality of a government.

1.16.
Pro-Rata Bonus means an amount equal to the Bonus Amount multiplied by a fraction, the numerator of which is the number of calendar days in the fiscal year between January 1 through the Termination Date, and the denominator of which is 365.

1.17.	Retirement refers to Your voluntary resignation from UBL at any time after age 59 ½ after accumulation of no less than three (3) years of consecutive service to UBL.

1.18.	Senior Executive refers to an officer of UBL who holds the position of Senior Vice-President, Executive Vice-President or above.

1.19.
Severance Period means the period beginning on Your Termination Date and ending on the last day of the then-current Term of this Agreement, or the second anniversary of your Termination Date, whichever is later.

1.20.
Successors and Assigns means a corporation or other Person acquiring all or substantially all the shares, assets and business of UBL (including this Agreement), whether by operation of law or otherwise.

1.21.
Termination Date means the date upon which You have a separation from service within the meaning of section 409A of the Code.  Subject to the foregoing, (A) in the case of Your death, the Termination Date will be Your date of death; (B) if You terminate Your employment voluntarily for Good Reason, the Termination Date will be Your last day of employment; and (C) in all other cases, the Termination Date will be the date specified in the Notice of Termination delivered to You.  Provided, however, that if UBL terminates Your employment because of Your Disability, the date specified in the Notice of Termination will be no less than thirty (30) days from the date the Notice of Termination is given to You.  Provided, further, that in the case of Disability, You have not returned to the full-time performance of Your duties during such period of at least thirty (30) days.

A.
Exception.  Notwithstanding anything contained in this Agreement to the contrary, if Your employment is terminated prior to a Change in Control and the Board determines that such termination (i) was at the request of a third party who has indicated an intention to or has taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of this Agreement, the date of a Change in Control with respect to You and Your employment will be the date immediately prior to the date of such termination of Your employment.

1.22.
Willful. Your act or omission will be considered "willful" if (A) it is done with reckless disregard for the consequences for UBL or anyone employed by or associated with UBL; (B) it is intentional; (C) it is grossly negligent; (D) it is done in bad faith; or (E) it is done knowingly without reasonable belief that Your act or omission is in the best interests of UBL.  Any act, or failure to act, based upon authority given to You pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by You in good faith and in the best interests of UBL.

2.
Employment. UBL hereby agrees to employ You, and You agree to be employed by UBL, on the terms and conditions contained in this Agreement, as the Chief Executive Officer (CEO) of UBL or in such other substantially similar Senior Executive position or positions with UBL or its subsidiaries or affiliates as shall hereafter be designated by the Board of Directors of UBL.

2.1.
Reporting Relationship. You shall report to the Board of Directors and shall have duties, authority and responsibilities commensurate with Your position and as designated or assigned by the Board of Directors.  Nothing in this Section shall be construed to give the Board or any officer of UBL the right to change your title, responsibilities, or compensation package without your consent, which consent shall not be unreasonably withheld.

2.2.	Board of Directors. You will serve on the Board of Directors. .

2.3.
Duties and Responsibilities. Your authority, duties, and responsibilities shall be commensurate with your position as Chief Executive Officer  of UBL.  Specific authority, duties and responsibilities will be determined by the Board of Directors and contained in Your job description.

3.
Conditions of Employment.  During the term of this Agreement, and excluding any periods of vacation, personal leave, and/or leave due to sickness or Disability to which You are entitled, You agree to devote Your full time and attention spent on business matters to the business and affairs of UBL and, to use Your reasonable best efforts to perform faithfully and efficiently such responsibilities.  Provided, however, that it will not be a violation of this Agreement for You to (A) serve on corporate, civic or charitable boards or committees or participate in other not-for-profit activities; (B) publish written materials, deliver lectures or fulfill speaking engagements; (C) manage personal investments; (D) provide incidental assistance to family members on matters of family business; (E) form other for profit ventures, provided that such activities do not materially interfere with Your obligations to UBL, compete directly with UBL, or deprive UBL of corporate opportunity; and (F) perform such other activities as the Board may approve, so long as such activities do not materially interfere with the performance of Your responsibilities as a Senior Executive of UBL. It is expressly understood and agreed that to the extent that You have engaged in any such activities prior to the date of a Change of Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to such date shall not thereafter be deemed to interfere with the performance of Your responsibilities to UBL.

4.
Term Of Employment.  Unless Your employment is terminated earlier pursuant to Section 7 of this Agreement or extended pursuant to this Section, or as otherwise provided in this Agreement, Your employment by UBL will commence on the Effective Date and continue for a three-year term, expiring at midnight on December  31, 2015 (the "Initial Term").  Upon the expiration of the Initial Term, this Agreement shall renew for successive one-year terms (the “Renewal Term(s)), unless and until either party gives the other at least ninety (90) days’ written notice of the party’s intent to terminate the Agreement (the “Termination Notice”) at the expiration of the then current Renewal Term. Provided, however, that notwithstanding any such Notice by UBL to terminate or not renew the Term of this Agreement, the then current Term of this Agreement shall not expire prior to the expiration of twelve (12) months after the date of this Agreement.

5.	Compensation. As compensation for Your services described in this Agreement,

5.1.
Salary. UBL will pay You a base salary (the "Base Salary") of $225,000 per annum, increasing by $25,000 per annumYour salary will be reviewed annually and additional increases, if any, will be determined by the Board of Directors. UBL may not reduce your salary or any part of your compensation package without your written consent, which consent, in the case of financial exigency, shall not be unreasonably withheld.

5.2.
Bonus. In addition to the Base Salary, You are eligible for a bonus.  Bonuses will be determined annually at the end of each fiscal year.  Your bonus will be calculated based upon your success in meeting certain performance goals set the Board of Directors, your overall job performance, and UBL’s profitability. Annual bonuses will be paid to You no later than March 15 of the year immediately following the fiscal year for which the bonus is

5.3.

Stock Options. You will be eligible to receive grants of stock options, stock appreciation rights, phantom stock or similar forms of compensation in the form of equity in UBL pursuant to any plan of equity compensation currently in effect or which may be adopted by UBL(the “Stock Plan”).  Provided, however, that nothing in this Agreement shall be interpreted or construed to obligate UBL to establish a Stock Plan.

Expenses. UBL will reimburse You in accordance with its expense reimbursement policy for similarly situated executives in effect from time to time for all reasonable travel, entertainment, and other business expenses that You incur in connection with the performance of Your duties under this Agreement.  The policy shall provide, among other things, for air travel in Business Class for flights over six (6) hours in length, membership in one airline club for frequent travelers, and reimbursement for reasonable lodging, meals, and other travel expenses; reasonable entertainment expenses; and reasonable and necessary business expenses.  You will be required to provide appropriate receipts or other evidence of such expenses, in accordance with Company policy regarding expense reimbursement.

5.4.
Fringe Benefits. You and, to the extent eligible, Your dependents, will be entitled to participate in and receive all benefits available under any welfare benefit plans and programs provided by UBL for all employees.  The plans will include health insurance, and short term and long term disability insurance, and group life insurance.  All such benefits shall be governed by the terms and conditions of the applicable benefit plan(s).  You also will be entitled to participate in all retirement plans and programs (including, without limitation, any profit sharing or 401(k) plan) applicable generally to the employees of UBL, subject, to the rules and policies governing such plans.

5.5.
Executive Benefits and Perquisites. You will be entitled to all fringe benefits and perquisites granted to UBL’s Senior Executives including, without limitation, (A) payment of 100% of health insurance premiums for You and Your dependents; (B) payment of 100% of dental insurance premiums for You and Your dependents; (C) payment of 100% of the premium for long term disability insurance, the terms of which will provide, in the event of Your disability, no less than sixty  percent (60%) of Your base salary throughout the period of Your disability or until age 67, whichever is later; and (D) a 401(k) or similar qualified plan in which UBL will, at its sole discretion, provide a match, the level of which shall be determined by the Board.

6.	Vacation and Leave. You will be entitled to four (4) weeks of paid vacation during each calendar year of the Term.

6.1.
Vacation Accrual. Although UBL encourages you to use Your vacation time during the year in which it is accrued, You may carry over up to three (3) weeks of vacation time to the following fiscal year.  You may not accrue and carry over more than three (3) weeks of vacation at any time.  Any accrued but unused vacation time in excess of three (3) weeks in any calendar year will expire at the end of the calendar year if not used.

6.2.	Sick Leave. You will be entitled to seven (7) days annually to be used for personal or family illness. Sick leave may be accrued to a maximum of sixty (60) days.

6.3.
Holidays. You will be entitled to nine (9) paid holidays in accordance with UBL’ personnel policies, as the same may be amended from time to time.  As of the Effective Date the paid holidays are New Year’s Day, Martin Luther King Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving, the day after Thanksgiving, and Christmas.

6.4.	Taxes. You are responsible for all federal, state and local income taxes which may be assessed against benefits or perquisites.

7.	Termination. Your employment under this Agreement will terminate as follows:

7.1.	Termination by UBL. UBL may terminate Your employment at any time with or without Cause, or with or without notice for Cause.

7.2.	Death. On the date of Your death.

7.3.	Disability. Following Your Disability, as defined in Section 1.9, upon thirty (30) days’ written notice from UBL or Your voluntary termination of employment because of a physical or mental disability.

7.4.	Voluntary Termination. Upon Your voluntarily termination of Your employment, with or without Good Reason.

8.	Compensation Following Termination Not Related To A Change In Control

8.1.
Termination Due To Retirement. Upon termination of Your employment because of Your Retirement, You will be promptly paid (A) any Accrued Compensation; (B) any benefits or amounts due You under any benefit or equity plan in accordance with the terms of said plan and any fringe benefits due for the period prior to Your termination; and (C) Your Pro Rata Bonus determined as of the date of your Retirement.  Notwithstanding the foregoing, Your Pro Rata Bonus shall be paid on the sixtieth (60th) day following Your Termination Date.

8.2.
Termination For Cause.  If Your employment is terminated by UBL for Cause, then Your compensation shall be limited to payment of (A) any Accrued Compensation; (B) any benefits or amounts due You under any benefit or equity plan in accordance with the terms of said plan and any fringe benefits due for the period prior to Your termination.  UBL shall have no further obligation to You.  You will forfeit all rights for future compensation of any kind, including, without limitation, salary, bonuses, perquisites, and stock and any other equity compensation.

8.3.
Termination Due To Death.  Upon termination of Your employment because of Your Death, Your estate or your designated beneficiary will be promptly paid (A) any Accrued Compensation; (B) any benefits or amounts due You under any benefit or equity plan in accordance with the terms of said plan and any fringe benefits due for the period prior to Your termination; and (C) Your Pro Rata Bonus determined as of the date of your Death.  Notwithstanding the foregoing, Your Pro Rata Bonus shall be paid on the sixtieth (60th) day following Your Termination Date.

8.4.
Termination Due To Disability.  If Your termination is a result of Disability, You will be entitled to receive (A) any Accrued Compensation; (B) any benefits or amounts due You under any benefit or equity plan in accordance with the terms of said plan and any fringe benefits due for the period prior to Your termination; and (C) Your Pro Rata Bonus determined as of the date of your Retirement.  Your Pro Rata Bonus shall be paid on the sixtieth (60th) day following Your Termination Date.  In addition, you will receive for twelve (12) months following Your Termination Date, Your Base Amount less (i) any amounts actually received by You pursuant to short term or long term disability insurance, if any; and (ii) Social Security disability benefits for the relevant period.

8.5.
Termination Without Cause Or For Good Reason. If You are terminated by UBL without Cause or if you voluntarily terminate Your employment for Good Reason, UBL shall provide You the following compensation and benefits during the Severance Period:

A.	Accrued compensation. All Accrued Compensation, payable in a lump sum as soon as practicable after Your Termination Date.

B.
Severance pay.  Severance pay equal to the sum of Your Base Amount plus Your Bonus Amount for each full year during the Severance Period, plus a pro rata portion thereof for any partial year during the Severance Period.

C.
Benefits.  Rights to all employee health and welfare benefits provided by UBL to Senior Executives, including without limitation life insurance, disability, medical, dental and hospitalization benefits, which benefits shall be no less than those provided to You within ninety (90) days preceding the Termination Date.  Notwithstanding the foregoing, if during the Severance Period you become covered under another comparable group life, disability or health plan (whether through Your new employer, or the employer of Your spouse, or through another means (e.g., Medicare), Your coverage under the similar benefit plan maintained by UBL shall cease, except to the extent required by law (e.g., COBRA continuation coverage).

D.
Vesting of equity interests.  Any and all restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to You under any Company stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse and such incentive award(s) shall become 100% vested. All grants of stock, stock options and stock appreciation rights, or phantom stock, granted to You shall become immediately exercisable and shall become 100% vested and all performance units granted to You shall become 100% vested.

If Your voluntary termination is for Good Reason, as defined in Section 1.12, Your right to terminate Your employment will not be affected by Your incapacity due to physical or mental illness. If You seek to invoke your right to terminate Your employment for Good Reason as defined in Sections (B) through (J) of Section 1.12.

In order to terminate for Good Reason, You must provide written notice to UBL that describes the condition(s) giving rise to the Good Reason and indicating Your intent to terminate employment.  Such notice must be provided to UBL within ninety (90) days of the initial existence of the Good Reason condition, and must provide a period of at least thirty (30) days for UBL to cure the Good Reason condition.  If the Good Reason condition is cured within such period to Your reasonable satisfaction, Your notice shall be deemed to be revoked and such Good Reason shall be deemed not to exist.

8.6.	Additional Provisions Related To Termination.

A.
Lump sum payment.  The amounts provided for in this Sections 8 shall be paid, in regular installments according the UBL’s payroll practices.  Payment of the severance pay and other benefits described in Section 8.5 is contingent upon Your execution of a general release of claims in a form prescribed by UBL.

B.
Mitigation.  You are not required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  Except as provided in Section 8.5(C), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to You in any subsequent employment.

C.
Cooperation.  Notwithstanding anything to the contrary contained in this Agreement, payment of the amounts specified in Section 8.5 hereof is conditional upon Your reasonable cooperation with UBL in facilitating, as reasonably requested, in transitioning Your responsibilities to Your replacement.  Such cooperation may include, but is not limited to, turning over documents and files to the replacement, helping to acclimate the replacement to the responsibilities of Your position, and introducing the replacement to persons who are under your supervision. Provided, however, that You shall not be required to perform any duties or take any action that would constitute Good Reason.

D.
COBRA Rights.  You and your qualified beneficiaries may elect to continue health insurance benefits under UBL’s health insurance plan then in effect, if any, to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), or any similar applicable state law.  Notwithstanding the foregoing, Your COBRA rights (and those of Your qualified beneficiaries) shall be deemed to run concurrently with any extended group health coverage provided under Section 8.5(C) or 9.

Payment is further conditioned upon Your refraining from any act or statement which is reasonably likely to defame UBL or to interfere with or malign its business relationships.

8.7.
Withholding.  All amounts payable pursuant to Sections 8 and 9 shall be subject to required withholding pursuant to federal, state or local law. Except as expressly set forth in this Sections 8 and 9, UBL shall have no other obligations to You as a result of Your termination.

9.	Change of Control or Acquisition

9.1.
Compensation.  If, during the term of this Agreement, Your employment with UBL shall be terminated by UBL without Cause or by You for Good Reason within twelve (12) months following a Change in Control, You shall be entitled to the following compensation and benefits:

A.	Accrued compensation and bonus. UBL shall pay You all Accrued Compensation;

B.
Severance pay.  UBL shall pay You as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal two (2) times the sum of (A) the Base Amount and (B) the Bonus Amount;

C.
Benefits.  Until the second anniversary of the Termination Date, or until the expiration of the then current Term of this Agreement, whichever is later, You shall have such rights with respect to employee health and welfare benefits provided by UBL, including without limitation life insurance, disability, medical, dental and hospitalization benefits as were provided to You as of the Effective Date or, if greater, at any time within ninety (90) days preceding the date of the Change in Control; provided that if during such period you become covered under another comparable group life, disability or health plan (whether through Your new employer, or the employer of Your spouse, or through another means (e.g., Medicare), Your coverage under the similar benefit plan maintained by UBL shall cease, except to the extent required by law (e.g., COBRA continuation coverage); and

D.
Vesting of all equity.  Any and all restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to You under UBL's stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse and such incentive award(s) shall become 100% vested. All grants of stock, stock options and stock appreciation rights, or phantom stock, granted to You shall become immediately vested or exercisable, as the case may be.

9.2.
Lump Sum Payment. The amounts provided for in this Section shall be paid in a single lump sum cash payment on the sixtieth (60th) day after the Termination Date (or earlier, if required by applicable law).

9.3.
Mitigation.  You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as set forth in this Section 9 no such payment shall be offset or reduced by the amount of any compensation or benefits provided to You in any subsequent employment.

9.4.
Conditions Precedent.  Notwithstanding anything to the contrary contained in this Agreement, payment of the amounts specified in Section 9 hereof is conditional upon Your reasonable cooperation with UBL in facilitating, as reasonably requested, in transitioning Your responsibilities to Your replacement.  Such cooperation may include, but is not limited to, turning over documents and files to the replacement, helping to acclimate the replacement to the responsibilities of Your position, and introducing the replacement to persons who are under your supervision.

Payment of the severance pay and other benefits described in this Section 9 is contingent upon Your execution of a general release of claims in a form prescribed by UBL.

Payment is further conditioned upon Your refraining from any act or statement which is reasonably likely to defame UBL or to interfere with or malign its business relationships.

10.
Excise Tax Payments In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for Your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide You with a greater net after-tax benefit than would no reduction.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.  Unless You shall have elected another method of reduction by written notice to UBL prior to the Change in Control, UBL shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments.  Only amounts payable under this Agreement shall be reduced pursuant to this Section 10.  All determinations to be made under this Section 10 shall be made by an independent certified public accounting firm selected by UBL immediately prior to the Change of Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to UBL and to You within ten (10) days of the Change in Control.  Any such determination by the Accounting Firm shall be binding upon UBL and You.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Section 10 shall be borne solely by UBL.

11.
Deferred Compensation and Section 409A.  If, when Your employment with the Company terminates, You are a "specified employee" as defined in Section 409A(a)(1)(B)(i) of the Code, and if any payments under this Agreement, will result in additional tax or interest to You under Section 409A(a)(1)(B) ("Section 409A Penalties"), then despite any provision of this Agreement to the contrary, You will not be entitled to payments until the earliest of (a) the date that is at least six months after termination of  Your employment for reasons other than Your death, (b) the date of the Employee's death, or (c) any earlier date that does not result in Section 409A Penalties to You.  As soon as practicable after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to You in a lump sum.  Additionally, if any provision of this Agreement would subject You to Section 409A Penalties, the Company will apply such provision in a manner consistent with Section 409A of the Internal Revenue Code during any period in which an arrangement is permitted to comply operationally with Section 409A of the Internal Revenue Code and before a formal amendment to this Agreement is required.  For purposes of this Agreement, any reference to Your termination of employment will mean that You have incurred a "separation from service" under Section 409A of the Internal Revenue Code of 1986, as amended, and anguidance there under. [explain the 409A change].

12.
Confidential Information.  You shall hold in confidence for the benefit of UBL all secret, proprietary, or confidential information, knowledge or data relating to UBL and its businesses, which You obtain in the course of or as the direct or indirect result of Your employment by UBL and which are not public knowledge (other than by acts by You in violation of this Agreement) (“Confidential Information”). Whether before or after termination of the Your employment with UBL, You shall not, without the prior written consent of UBL, communicate, use or divulge any Confidential Information, other than to UBL and to those persons or entities designated by UBL or as otherwise is reasonably necessary for You to carry out Your responsibilities as Chief Executive Officer of UBL. Confidential Information shall not include information which is required to be disclosed pursuant to law, provided You use reasonable efforts to give UBL reasonable notice of such required disclosure. You agree that any breach or threatened breach by You of this Section will entitle UBL to defer or withhold any amounts otherwise payable to You under this Agreement.

13.	Covenants.

13.1.
Non-Competition.  During the term of this Agreement, and until the sooner to occur of (i) the end of the twelfth month following the Termination Date or (ii) the end of the twelfth month following a Change in Control (if applicable), You will not, directly or indirectly, engage in any business activity that is or may reasonably be found to be in competition with the business of UBL and its subsidiaries as such business may exist at any time from the Effective Date through the Termination Date; provided, however, that the restriction contained in this Section 12.1 shall not apply following your Termination Date if You can demonstrate that any action that otherwise would contravene this Section 12.1 was done without use in any way of Confidential Information;   provided further  that nothing in this Agreement shall be deemed to prohibit You from owning not more than five percent (5%) of any class of publicly traded securities of a competitor.

13.2.
Non-Solicitation.  You agree that from the Effective Date until the sooner to occur of (i) the end of the twelfth month following the Termination Date or (ii) the end of the twelfth month following the Change in Control (if applicable), You will not:

A.
No-hiring.  Solicit, raid, entice or induce any employee of UBL to be employed by any competitor of UBL (except to the extent that such employee has first responded to a general advertisement or general employment search by Your place of employment at the time);

B.
Non-solicitation.  Solicit business for any competitor from, or transact such business for any competitor with, any person, firm or corporation (i) for whom you provided any services during the term of Your employment with UBL; (ii) whose identity you learned solely by virtue of Your employment with UBL; or (iii) with whom you formed a business relationship solely as a result of Your employment with UBL; or

C.	Competitors. Assist a competitor in taking such action.

13.3.
Remedies.  You agree that any breach or threatened breach by You of any provision of this Section will entitle UBL, in addition to any other remedies available to it pursuant to Section 16 of this Agreement, to apply to any court of competent jurisdiction to enjoin the breach or threatened breach, it being acknowledged and agreed that any such material breach will cause irreparable injury to UBL and that any damages will not provide adequate remedies to UBL.  Relief under this Section is limited to injunctive relief only, and any claim for damages or other pecuniary relief must be sought in accordance with Section 16 of this Agreement.  Provided, however, that if UBL is successful in obtaining preliminary or permanent injunctive relief pursuant to this Section, then and in that event You shall be liable to UBL for the costs of obtaining the injunctive relief, including, without limitation, court costs, discovery costs, and reasonable attorneys’ fees.

14.
Exclusive Remedy.  Except as otherwise expressly provided in this Agreement, Your right to compensation and benefits as described in Sections 8 and 9 shall be Your sole and exclusive remedy for any termination of Your employment by UBL.  The payments, severance benefits and severance protections provided to You pursuant to this Agreement are provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of UBL, except as may be expressly provided in writing under the terms of any plan or policy of UBL, or in a written agreement between UBL and You entered into after the date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Your continuing or future participation in any benefit, bonus, incentive or other plan or program provided by UBL (except for any severance or termination policies, plans, programs or practices) and for which You may qualify, nor shall anything herein limit or reduce such rights as You may have under any other agreements with UBL (except for any severance or termination agreement) or under state or federal law. Amounts which are vested benefits or which You are otherwise entitled to receive under any plan or program of UBL shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

UBL agrees to pay, to the full extent permitted by law, all legal fees and expenses which You may reasonably incur as a result of any contest by UBL or others of the validity or enforceability of, or liability under, any provision of this Agreement which is ultimately decided in Your favor.

15.
Indemnification. Commencing on the Effective Date, UBL shall indemnify and defend You to the fullest extent permitted by law against and hold you harmless from any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees), and advance amounts necessary to pay the same at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against You (other than a claim brought by UBL) as a result of Your serving as an officer or director of UBL or in any other capacity at the request of UBL, in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in addition to, and not in lieu of, any other indemnification You shall be entitled to pursuant to UBL's Certificate of Incorporation or Bylaws or otherwise. Following Your termination of employment, UBL shall continue to cover You under UBL's directors and officers insurance for the period during which You may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of Your service as an officer or director of UBL or in any other capacity at the request of UBL, at the highest level then maintained for any then or former officer or director.

16.
Executive’s Freedom to Contract.  You represent and warrant that You are not limited under any contractual or other provision from entering into this Agreement and performing Your obligations hereunder.

17.
Clawback policy.  The Company’s obligation to pay any bonus or [stock-basedisnt the option specifically carved out from this and specifically not part of this EPL contract/  If so, then why should it also be subject to claw back,e.g., if options are granted to induce employment, or another such reason, why are those options subject to claw back] incentive compensation under this Agreement, and Your right to receive or retain such compensation, shall be subject to any policy adopted by the Board or its Compensation Committee (or any successor committee of the Board with authority over executive compensation) pursuant to the “clawback” provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 10D of the Securities Exchange Act of 1934, or regulations promulgated there under, or pursuant to any rule of any national securities exchange on which the equity securities of the Company are listed implementing Section 10D of the Securities Exchange Act of 1934, or regulations promulgated there under.

18.
Mediation and Arbitration. In the event of any dispute arising at any time between UBL and You in relation to or arising out of this Agreement or any part of this Agreement, You and UBL shall try to resolve the matter amicably yourselves.  If You and UBL are unsuccessful in resolving the dispute yourselves within thirty (30) days, you shall then proceed with the following alternative dispute procedure.

18.1.
Mandatory Arbitration.  Any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Either party may initiate arbitration.

18.2.	Rules for Arbitration. The following rules and procedures will govern any arbitration conducted pursuant to this Section:

A.
The arbitration will be governed procedurally by the rules of the AAA, as such rules may be modified by this Agreement. To the extent that neither the AAA Rules nor this Agreement is sufficient to resolve a procedural issue related to arbitration, Delaware law shall apply.

B.	The arbitrators shall apply the substantive law of the United States and the State of Delaware including, without limitation, the application of laws governing employment discrimination.

C.
The arbitrators shall have the power to award compensatory and punitive damages and attorneys’ fees, to the extent authorized by state or federal statutes prohibiting discrimination in employment, including, without limitation, Title VII of the Civil Rights Act of 1964, the Connecticut Civil Rights Law, and the federal Equal Pay Act.

18.3.
Venue and Jurisdiction for Arbitration.  The place of arbitration shall be New York, New York, or any other place selected by mutual agreement.  The Parties hereby accept jurisdiction of the arbitration tribunal over the parties and over the subject matter of the dispute.

18.4.
Choice of Arbitrator.  The arbitration panel shall be composed of three arbitrators.  Within sixty (60) days, You and UBL shall each appoint one arbitrator.  The two arbitrators appointed by You and UBL shall attempt to agree on a third arbitrator, who will act as chairperson of the panel.  If the two arbitrators chosen by You and UBL fail to nominate a third arbitrator within thirty (30) days from the date of appointment of the second arbitrator, You and UBL shall request appointment of a third arbitrator by AAA.  Any award shall be rendered by a majority of the arbitrators.

18.5.	Final And Binding Award. An award rendered in connection with arbitration pursuant to this Section shall be final and binding upon the parties.

18.6.
Exclusive Remedy.  The parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims between them with respect to the subject matter of the arbitrated dispute. The parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of any order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

18.7.
Enforcement.  With respect to any award issued by the arbitrators pursuant to this Agreement, the parties expressly agree (i) that such order shall be conclusive proof of the validity of the determination(s) of the arbitrators underlying such order; and (ii) any court of competent jurisdiction sitting in New York, New York, may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, New York law, or otherwise.

18.8.
Award.  The arbitrators shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both parties. The arbitrators shall apportion to each party all costs (other than attorneys' fees) incurred in conducting the arbitration in accordance with what the arbitrators deem just and equitable under the circumstances. The prevailing party shall be entitled to recover its attorneys' fees from the other party. Any provisional remedy which would be available to a court of law shall be available from the arbitrators pending arbitration of the dispute. Either party may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief that a court of the State of New York could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages (the parties specifically agree that punitive damages shall not be available in the event of any dispute).

19.	Successors; Binding Agreement.

19.1.
Successors Bound.  This Agreement shall be binding upon and inure to the benefit of You and Your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of UBL, its successors and assigns.  UBL shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that UBL would be required to perform it if no such succession or assignment had taken place.

19.2.
Assignment Prohibited. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by You or Your beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Your legal personal representative.

This agreement may not be assigned by UBL except in connection with a merger or a sale by UBL of all or substantially all of its assets, and then only provided that the assignee specifically assumes in writing all of UBL's obligations hereunder.

20.
Fees And Expenses.  Except as provided in this Agreement, UBL shall pay as they become due all reasonable legal fees and related expenses (including the reasonable costs of experts, evidence and counsel) which You shall incur, in the event that Your employment with UBL is terminated on or after a Change in Control and You then seek to enforce or obtain any right or benefit provided by this Agreement or otherwise provided through any other plan or arrangement maintained by UBL.

21.
Settlement Of Claims.  UBL's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which UBL may have against Protected Officer or others.

22.	General.

22.1.
Entire Agreement. This Agreement constitutes the full and complete understanding of the parties hereto and will supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

22.2.	Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom or which enforcement may be sought.

22.3.
Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

22.4.
Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one (1) day after sending by United States Postal Service express mail or other "overnight mail service," or three (3) days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows: if to You, to Your home address as listed in UBL's records; and if to UBL, at its office as set forth at the head of this Agreement. Either party may change the notice address by notice given as aforesaid.

22.5.
Waiver Of Breach. The waiver by any party of a breach of any provisions of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

22.6.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of You and Your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of UBL, its successors and assigns.

22.7.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

22.8.	Headings. The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the construction or interpretation of this Agreement.

22.9.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, UBL has caused this Agreement to be duly executed and You have hereunto set Your hand as of the date first set forth above.

UBL INTERACTIVE, INC.

Date January 3, 2013	By:	/s/ Jeffrey J Guzy
Jeffrey J Guzy
UBLI Compensation Committee Chairman

Date 1/3/2013	By:	/s/ Doyal Bryant
DOYAL BRYANT